Exhibit 5.2

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg - Kirchberg
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

To:

Allergan Funding SCS

46A, avenue J.F. Kennedy, L-1855 Luxembourg

Grand Duchy of Luxembourg

Luxembourg

Allergan Plc

1 Grand Canal Square, Docklands

Dublin 2

Ireland

(the Addressees)

DATE	May 26, 2017
RE	Luxembourg law legal opinion – Allergan – S-3 Registration Statement
REFERENCE	70116493

Dear Sir or Madam,

1	INTRODUCTION

We have acted as special legal counsel on certain matters of Luxembourg law to the Companies (as defined below). We render this opinion regarding the Opinion Documents (as defined below).

2	DEFINITIONS

2.1	Capitalised terms used but not otherwise defined in this opinion letter are used as defined in the Opinion Documents.

2.2	In this opinion letter:

Act means the United States Securities Act of 1933, as amended.

Allergan Capital means Allergan Capital S.à r.l. (formerly known as Actavis Capital S.à r.l.), having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 178410.

Allergan Funding means Allergan Funding SCS (formerly known as Actavis Funding SCS), having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 187310.

All services are provided by Loyens & Loeff Luxembourg SARL, a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies (Registre du commerce et des sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via www.loyensloeff.lu.

AMSTERDAM ● ARNHEM ● BRUSSELS ● LUXEMBOURG ● ROTTERDAM DUBAI ● HONG KONG ● LONDON ● NEW YORK ● PARIS ● SINGAPORE ● TOKYO ● ZURICH

Actavis GP means Actavis International Holdings S.à r.l., with registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 172484.

Companies means Allergan Capital and Allergan Funding, and each a Company.

Companies Law means the Luxembourg law on commercial companies, dated 10 August 1915, as amended.

Corporate Documents means the documents listed in paragraph 3 (Corporate Documents) of Schedule 1 (Offering, Opinion and Corporate Documents) below.

EU Insolvency Regulation means the Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings, as amended.

Indenture means the indenture, dated March 12, 2015, governed by the laws of the State of New York, entered into by and between, amongst others, Allergan Funding, Warner Chilcott Limited, Allergan Finance LLC, the Guarantors named therein as guarantors (including Actavis Capital) and Wells Fargo Bank, National Association, as trustee (the Trustee), as supplemented pursuant to a first supplemental indenture dated March 12, 2015, a second supplemental indenture dated May 7, 2015 and the Third Supplemental Indenture (as defined below).

Luxembourg means the Grand Duchy of Luxembourg.

Notes means(i) the € 750,000,000 0.500% Notes due 2021, (ii) the € 700,000,000 1.250% Notes due 2024, (iii) the € 550,000,000 2.125% Notes due 2029, and (iv) the € 700,000,000 Floating Rate Notes due 2019, issued by Allergan Funding, to be fully and unconditionally guaranteed (the Guarantee) by, among others, Allergan Capital, as guarantor.

Offering Documents means the documents listed in paragraph 1 (Prospectus Supplement) and paragraph 2 (Opinion Documents) of Schedule 1 (Offering, Opinion and Corporate Documents).

Opinion Documents means the documents listed in paragraph 2 (Opinion Documents) of Schedule 1 (Offering, Opinion and Corporate Documents).

Parties means each of the parties to the Opinion Documents.

Prospectus means the prospectus dated February 19, 2015, with regard to the offering of notes by Allergan Funding, as supplemented from time to time.

RCS means the Luxembourg Register of Commerce and Companies.

Relevant Date means the date of the Resolutions, the date of the Excerpts, the date of the RCS Certificates, the date of the Offering Documents and the date of this opinion letter, as the case may be.

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SEC means the United States Securities and Exchange Commission.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed version of the Opinion Documents, electronically transmitted copies of the Prospectus Supplement and of the Corporate Documents.

3.2	We have not reviewed any document incorporated by reference, or referred to, in the Offering Documents or in the Corporate Documents (unless included herein as a Corporate Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	This opinion letter speaks as of the date hereof and we only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

4.2	Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on tax, transfer pricing, regulatory, competition, accounting or administrative law, or as to the consequences thereof. No opinion is given as to whether the performance of the Opinion Documents (or any documents in connection therewith) would cause any debt/equity ratio possibly agreed with the Luxembourg tax authorities to be exceeded or as to the consequences thereof.

4.3	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Offering Documents, and on any representations, warranties or other information included in the Offering Documents, and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.4	We express no opinion on general defences under Luxembourg law, such as duress, deceit (dol) or mistake (erreur).

4.5	We express no opinion in respect of the validity and enforceability of the Opinion Documents.

4.6	We express no opinion with respect to the Prospectus Supplement, nor as regards the accuracy, truth or completeness of the information contained therein except as expressly stated in this opinion letter.

4.7	In this opinion letter Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law, a term may have a different meaning than for the purpose of other areas of Luxembourg law.

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4.8	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the Courts of the District of Luxembourg-City.

4.9	This opinion letter is issued by Loyens & Loeff Luxembourg SARL and may only be relied upon under the express condition that any liability of Loyens & Loeff Luxembourg SARL is limited to the amount paid out under its professional liability insurance policies. Only Loyens & Loeff Luxembourg SARL can be held liable in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

Allergan Capital is a private limited liability company (société à responsabilité limitée) duly incorporated and existing under Luxembourg law for an unlimited duration.

Allergan Funding is a limited partnership (société en commandite simple), duly incorporated and existing under Luxembourg law for an unlimited duration.

5.2	Corporate power and authority

The issuance of the Notes by Allergan Funding has been duly authorised by all requisite corporate action on the part of the Companies, according to (i) Companies Law and (ii) any Luxembourg laws applicable to commercial companies generally.

The Third Supplemental Indenture, including the Guarantee therein, has been duly authorised by the Companies, according to (i) Companies Law and (ii) any Luxembourg laws applicable to commercial companies generally.

6	ADDRESSEES

6.1	This opinion letter is addressed to you and may only be relied upon by you in connection with the Opinion Documents.

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6.2	We hereby consent to the filing of this opinion as Exhibit 5.2 to the Allergan plc and Warner Chilcott Limited’s Current Report on Form 8-K. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

Loyens & Loeff Luxembourg SARL

Represented by:

/s/ Judith Raijmakers	/s/ Cédric Raffoul
Judith Raijmakers	Cédric Raffoul
Avocat à la Cour	Avocat

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Schedule 1

OFFERING, OPINION AND CORPORATE DOCUMENTS

1	Prospectus Supplement

1.1	a prospectus supplement dated May 23, 2017, relating to the Prospectus, with regard to the offering of the Notes by Allergan Funding (the Prospectus Supplement);

2	Opinion Documents

2.1	an underwriting agreement, dated May 23, 2017, governed by the laws of the State of New York, entered into by and between, amongst others, Allergan Funding as issuer, the Guarantors (as defined therein) and Morgan Stanley & Co. International plc, Barclays Bank PLC, BNP Paribas and HSBC Bank plc as representatives of the several Underwriters (as listed in Schedule 1 thereto) (the Underwriting Agreement);

2.2	a third supplemental indenture, dated May 26, 2017, relating to the Indenture, governed by the laws of the State of New York, entered into by and between, amongst others, Allergan Funding, the Guarantors named therein and Wells Fargo Bank, National Association as trustee, pursuant to which the Notes will be issued (the Third Supplemental Indenture).

3	Corporate Documents

3.1	the deed of incorporation (acte de constitution) of Allergan Capital, as drawn up by Maître Henri Hellinckx, notary residing in Luxembourg, on June 14, 2013 (the Deed of Incorporation 1);

3.2	the deed of incorporation (acte de constitution) of Actavis GP, as drawn up by Maître Henri Hellinckx, notary residing in Luxembourg, on October 23, 2012 (the Deed of Incorporation 2);

3.3	the consolidated text of the articles of association of Allergan Capital dated May 3, 2017 and drawn up by Maître Henri Beck, notary residing in Echternach, Luxembourg (the Allergan Capital Articles);

3.4	the consolidated text of the articles of association of Actavis GP, dated October 30, 2014, drawn up by Maître Henri Beck, notary residing in Echternach, Luxembourg (the Actavis GP Articles);

3.5	the articles of incorporation of Allergan Funding dated May 28, 2014 enacted in the partnership agreement under private seal and the extract of the articles of association as filed and rectified with the RCS from time to time (the Allergan Funding Articles, and together with the Allergan Capital Articles and the Actavis GP Articles, the Articles);

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3.6	the minutes of the meeting of the board of managers of Allergan Capital, dated 5 May 2017 and May 23, 2017 (the Allergan Capital Resolutions);

3.7	the minutes of the meeting of the board of the managers of Actavis GP dated May 5, 2017 and May 23, 2017 (the Actavis GP Resolutions);

3.8	the resolutions of the general partner of Allergan Funding, dated May 5, 2017 and May 23, 2017 (the Allergan Funding Resolutions, and together with the Allergan Capital Resolutions and the Actavis GP Resolutions, the Resolutions);

3.9	excerpts pertaining to the Companies and Actavis GP delivered by the RCS, dated May 26, 2017 (the Excerpts); and

3.10	certificates of absence of a judicial decision (certificats de non-inscription d’une décision judiciaire) pertaining to the Companies and Actavis GP, delivered by the RCS on May 26, 2017, with respect to the situation of the Companies and Actavis GP as at May 25, 2017 (the RCS Certificates).

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Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	DOCUMENTS

1.1	All signatures, stamps and seals are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information and statements relied upon or assumed in this opinion letter are and were true, complete, accurate and up-to-date on the Relevant Date. The information contained and the statements made in the Excerpts, the RCS Certificates and the Resolutions are true and accurate at the Relevant Date.

2	INCORPORATION, EXISTENCE, CORPORATE POWER AND CORPORATE INTEREST

2.1	The Articles are in full force and effect and have not been amended.

2.2	Each of the Companies and Actavis GP has its central administration (administration centrale) and, for the purposes of the EU Insolvency Regulation, the centre of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Luxembourg and has no establishment (as defined in the EU Insolvency Regulation) outside Luxembourg.

2.3	The due compliance by each of the Companies and Actavis GP with, and adherence to, all laws and regulations on the domiciliation of the companies, and in particular with the provisions of the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended.

2.4	The execution, entry into and performance by the Companies of the Opinion Documents, the issuance of the Notes, and the transactions in connection therewith (i) are in their corporate interest, (ii) with the intent of pursuing profit (but lucratif) and (iii) serving the corporate object of the Companies.

3	AUTHORISATIONS

3.1	The Resolutions (i) correctly and accurately reflect the discussions and the resolutions adopted by the relevant corporate body of the Companies and Actavis GP, (ii) have been validly adopted, with due observance of the Articles and (iii) remain in full force and effect and have not been amended.

3.2	The Companies and Actavis GP are not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Opinion Documents and the issuance of the Notes.

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4	EXECUTION

4.1	The Opinion Documents have in fact been signed on behalf of the Parties by the person(s) authorised to that effect.

4.2	All individuals having signed the Corporate Documents and the Opinion Documents have legal capacity and power under all relevant laws and regulations to do so.

5	REGULATORY

The Companies and Actavis GP do not carry out any activity in the financial sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended) or any activity requiring the granting of a business licence under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions, as amended.

6	NOTES

6.1	The Notes will only be offered to the public on the territory of Luxembourg in accordance with the requirements of the Luxembourg law of 10 July 2005 on prospectuses for securities, as amended (the Prospectus Law) (without prejudice to applicable securities laws in jurisdictions other than Luxembourg where the Notes will be offered to the public).

6.2	The Notes will not be listed on any market (including the Euro MTF Market operated by the Luxembourg Stock Exchange) other than the New York Stock Exchange.

6.3	The Notes will be issued, paid for, subscribed, registered and the Global Notes will be authenticated and delivered as per the provisions of the Opinion Documents.

7	MISCELLANEOUS

7.1	The due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals, orders and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws in connection with the execution, entry into and performance of the Opinion Documents and the Notes (and any documents in connection therewith).

7.2	Each of the transactions entered into pursuant to, or in connection with, the Opinion Documents and the Notes and all payments and transfers made by, on behalf of, or in favour of, the Companies are made at arm’s length and in accordance with market practice.

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7.3	Each of the Parties entered into and will perform its obligations under the Opinion Documents and the Notes in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction.

7.4	The absence of any other arrangement or agreement between the Parties, which would modify or supersede the terms of the Opinion Documents.

7.5	There are no provisions in the laws of any jurisdiction outside Luxembourg or in the documents mentioned in the Offering Documents which would adversely affect, or otherwise have any negative impact on this opinion letter.

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Schedule 3

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	GENERAL - INSOLVENCY

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), insolvency, liquidation, reorganisation or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings, regimes or officers relating to, or affecting, the rights of creditors generally (Insolvency Proceedings).

2	AVAILABILITY, ACCURACY AND CONCLUSIVENESS OF INFORMATION

2.1	Corporate documents of, and court orders affecting, the Companies and Actavis GP may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Companies and Actavis GP to comply with their filing, notification, reporting and publication obligations.

2.2	Documents relating to a Luxembourg company the publication of which is required by law will only be valid vis-à-vis third parties from the day of their publication with the Electronic Register of Companies and Associations, unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For the fifteen (15) days following their publication, such documents will not be enforceable vis-à-vis third parties who prove the impossibility for them to have knowledge thereof.

2.3	The Articles, the Excerpts and the RCS Certificates are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other Insolvency Proceedings commenced as at the date of their respective issuance.

3	INCORPORATION, EXISTENCE AND CORPORATE POWER

3.1	Our opinion that the Companies and Actavis GP exist is based on the Articles, the Excerpts and the RCS Certificates (which confirm, in particular, that no judicial decision in respect of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), judicial liquidation (liquidation judiciaire) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies and Actavis GP have been registered with the RCS).

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4	POWERS OF ATTORNEY

Powers of attorney, mandates (mandats) or appointments of agents (including appointments made for security purposes) may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite being expressed to be irrevocable.

5	MISCELLANEOUS

5.1	The registration of the Offering Documents (and any documents in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case that the Offering Documents (and any documents in connection therewith) are produced (directly or as an annex) before an official Luxembourg authority (autorité constituée), for instance in case of notification by a bailiff, or if they are “deposited with the official records of the notary (déposé au rang des minutes d’un notaire)”. A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered or produced, or in the case of voluntary registration. The Luxembourg courts or the official Luxembourg authority may require that the Offering Documents (and any documents in connection therewith) and any judgment obtained in a foreign court be translated into French, German or Luxembourgish.

5.2	We do not express an opinion in relation to tax laws or regulations or the tax consequences of the transactions contemplated in connection with the Documents.

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